Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Soleno Therapeutics, Inc. on Form S-3 to register the offer and sale of additional securities relating to the registrant’s Registration Statement on Form S-3 (File No. 333-252108), initially filed on January 14, 2021 and declared effective by the Securities and Exchange Commission on February 9, 2021 of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated March 22, 2023, with respect to our audits of the consolidated financial statements of Soleno Therapeutics, Inc. as of December 31, 2022 and 2021, and for each of the two years in the period ended December 31, 2022, appearing in the Annual Report on Form 10-K of Soleno Therapeutics, Inc. for the year ended December 31, 2022.

/s/ Marcum LLP

Marcum LLP
San Francisco, CA
September 27, 2023